LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX:   (202) 337-5502
WWW.SFTLAW.COM

January 22, 2009

Board of Directors
MutualFirst Financial, Inc.
110 E. Charles Street
Muncie, Indiana 47305-2419

Members of the Board:

We have acted as counsel to MutualFirst Financial, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to (i) 352,741  shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), which may be issued in connection with awards granted under the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan (the “2008 Plan”), and (ii) 296,555 shares of Common Stock which may be issued upon the exercise of stock options (the “Assumed Options”) granted under the MFB Corp. 2002 Stock Option Plan (the “MFB 2002 Plan”) and the MFB Corp. 1997 Stock Option Plan (the “MFB 1997 Plan” and together with the MFB 2002 Plan and the 2008 Plan, the “Plans”).  The Corporation assumed the Assumed Options upon the merger (the “Merger”) of MFB Corp. (“MFB”) with and into MutualFirst Acquisition, LLC, an Indiana limited liability company, the sole member of which was the Corporation (“Acquisition LLC”), on July 18, 2008.  Following the Merger, Acquisition LLC was merged with and into the Corporation.

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors, the merger agreement among the Corporation, Acquisition LLC and MFB, and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.
The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plans, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.